EXHIBIT 99.1

News Release

Craig Manson Investor Relations Ceridian Corporation 952/853-6022

Ceridian Unwinds Interest Rate Hedges

MINNEAPOLIS, MN, February 15, 2005 — Ceridian Corporation (NYSE: CEN) today announced the termination of its interest rate hedging program that had been in place since 1992. This program had employed interest rate collars and swaps with a notional value of $800 million expiring at various times through the end of 2007. As interest rates declined, this highly successful program generated cumulative cash payments to Ceridian of $99.3 million over the past four years. In addition, the Company received cash totaling another $21.0 million from the sale of these derivative instruments. A loss on derivative instruments of $2.3 million will be recognized in the current quarter, primarily because the contracts were “marked to market” prior to the sale.

As interest rates rise, the effectiveness of the hedging program is expected to diminish. The decision to unwind the program was made accordingly. This action is also expected to greatly reduce volatility in future reported earnings. Results will be less sensitive to interest rate fluctuations because derivative contracts required to be “marked to market” at the end of each accounting period have been eliminated.

The Company also employs a hedging strategy to mitigate its exposure to fuel prices. This program consists of swap contracts expiring at the end of 2005. The Company is currently evaluating whether to unwind this program.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe. Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs. Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the change in SVS revenue recognition policy, the change in accounting treatment for derivative securities, the investigation conducted by the Audit Committee, the pending shareholder litigation, the failure to timely comply with Section 404 of the Sarbanes-Oxley Act of 2002, and those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2003, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.